Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- ) pertaining to the DuPont Fabros Technology, Inc. 2007 Equity Compensation Plan of our reports dated February 24, 2011, with respect to the consolidated financial statements and schedule of DuPont Fabros Technology, L.P. and the effectiveness of internal control over financial reporting of DuPont Fabros Technology, L.P. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

February 24, 2011